                                   EXHIBIT L
        HISTORIC AND PROJECTED ILLINOIS POWER PUBLIC UTILITY OPERATIONS
             EXCLUDING GENERATION TO BE DIVESTED BY ILLINOIS POWER

     This Exhibit contains forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, financial forecasts and projections, statements concerning the impact of regulatory changes, plans for the Clinton Facility, divesting fossil-fired generation and success in addressing Year 2000 issues. Although Illinova and Illinois Power (collectively "Illinova") believe these forward-looking statements are reasonable projections for their business planning purposes and to inform regulatory agencies concerning the scope of Illinova's public utility operations excluding generation to be divested by Illinois Power, these projections are made for the latter purpose only
Illinova's public utility business is dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking statements.
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                                                                     EXHIBIT L-2

                            ILLINOIS POWER COMPANY
                                 NET REVENUES
                      EXCLUDING ELECTRIC POWER GENERATION
                             (MILLIONS OF DOLLARS)

                                                    Historical                       Forecast
                                            -----------------------------------------------------------
                                            1996       1997       1998       2000       2001       2002
GAS REVENUES:
 Total Gas Revenues                         $  348     $  354     $  288     $  351     $  355     $  356
 Less: Gas Purchased for Resale                203        208        150        195        198        199
                                            ------     ------     ------     ------     ------     ------
   Net Gas Revenues                            146        146        138        156        157        157

ELECTRIC REVENUES:
 Total Electric Revenues                     1,203      1,244      1,224      1,154      1,154      1,138
 Less: Fuel for Electric Plant                 248        232        250          -          -          -
 Less: Power Purchased                          55         62         69         29         16         16
 Less: Transfer Price from WESCO/Nuclear         -          -          -        572        500        509
 Less: Transition Charges                        -          -          -        108        183        140
                                            ------     ------     ------     ------     ------     ------
   Net Electric Revenues                       900        950        905        445        455        473
   Total Net Revenues                       $1,048     $1,096     $1,043     $  601     $  612     $  630